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For Immediate Release

RICHARD J. WHITLEY, MD JOINS GILEAD SCIENCES’ BOARD OF DIRECTORS

Foster City, CA, July 31, 2008 – Gilead Sciences, Inc. (Nasdaq: GILD) announced today that
Richard J. Whitley, MD has been appointed to the company’s Board of Directors, bringing the number of Directors to 11.

Dr. Whitley is Professor of Pediatrics, Microbiology, Medicine and Neurosurgery at the University of Alabama at Birmingham. He also serves as the Loeb Scholar in Pediatrics; Director, Division of Pediatric Infectious Diseases; Vice-Chair, Department of Pediatrics; Senior Scientist, Department of Gene Therapy; Senior Scientist, Cancer Research and Training Center; Associate Director for Clinical Studies, Center for AIDS Research; and Co-Director, Center for Emerging Infections and Emergency Preparedness (CEIEP) for the institution.

In addition to his academic appointments, since 1977, Dr. Whitley has held responsibility for the National Institute of Allergy and Infectious Diseases Collaborative Antiviral Study Group, overseeing clinical trials of antiviral therapies directed against medically important viral diseases of children and adults. He is a past President of the International Society of Antiviral Research, chairs the Board of Scientific Councilors for the National Center for Infectious Diseases of the U.S. Centers for Disease Control and Prevention and is Vice President of the Board of the Infectious Disease Society of America. He has also been elected to the American Society of Clinical Investigation and the Association of American Physicians. Dr. Whitley serves on Gilead’s independent Scientific Advisory Board and Health Policy Advisory Board.

“We are very pleased to welcome Rich to Gilead’s Board of Directors,” said John C. Martin, PhD, Chairman of Gilead’s Board of Directors and Chief Executive Officer of the company. “Gilead has benefited greatly from his deep medical expertise, particularly in the field of antiviral medicine, during his tenure on our advisory boards. We look forward to the contributions and insight he will offer to our Board as we evaluate opportunities to grow our business and at the same time ensure broad access to the therapies we develop.”

About Gilead Sciences
Gilead Sciences is a biopharmaceutical company that discovers, develops and commercializes innovative therapeutics in areas of unmet medical need. The company’s mission is to advance the care of patients suffering from life-threatening diseases worldwide. Headquartered in Foster City, California, Gilead has operations in North America, Europe and Australia.

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For more information on Gilead, please call the Gilead Public Affairs Department at
1-800-GILEAD-5 (1-800-445-3235) or visit www.gilead.com.